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                                                                    EXHIBIT A(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Common Stock (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated April 7, 2000 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of shares of Common Stock. The Purchaser (as defined below) is not aware of any state or jurisdiction where the making of the Offer or the acceptance of shares of Common Stock is prohibited by any applicable law. If the Purchaser becomes aware of any state or jurisdiction where the making of the Offer or the acceptance of shares of Common Stock is not in compliance with any applicable law, the Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, the Purchaser cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Common Stock in such state or jurisdiction. In any state or jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such state or jurisdiction.

                Notice of Offer to Purchase for Cash All of the
                       Outstanding Shares of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)

                                       of

                         Pulaski Furniture Corporation

                                       at

                      $22.50 Net Per Share of Common Stock

                                       by

                             Pine Acquisition Corp.
                      A Direct Wholly Owned Subsidiary of

                              Pine Holdings, Inc.

     Pine Acquisition Corp., a Virginia corporation (the "Purchaser"), and a direct wholly owned subsidiary of Pine Holdings, Inc., a Virginia corporation ("Parent"), is offering to purchase (the "Offer") all of the issued and outstanding shares of Common Stock (the "Common Stock") of Pulaski Furniture Corporation (the "Company"), including the associated Rights (as defined below), at a price of $22.50 per share of Common Stock, net to the seller in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in the Offer to Purchase dated April 7, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). Unless the context indicates otherwise, all references to shares of Common Stock shall include the associated preferred stock purchase rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement dated December 15, 1997, by and between the Company and First Union National Bank, as Rights Agent (as amended, the "Rights Agreement").

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  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
           TIME, ON FRIDAY, MAY 5, 2000 UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is conditioned on, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Common Stock which, when added to the shares of Common Stock, if any, previously acquired by the Purchaser, constitutes more than two-thirds of the outstanding shares of Common Stock on a fully diluted basis (excluding the effect of the Rights) (the "Minimum Condition") and (ii) the receipt by the Purchaser of the financing for the Offer contemplated by a bank commitment letter. See "SPECIAL FACTORS--Financing of the Offer" of the Offer to Purchase. The Offer is also subject to other terms and conditions described in "THE TENDER OFFER--Conditions of the Offer" of the Offer to Purchase.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 29, 2000 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides that, promptly upon consummation of the Offer, Parent will cause the Purchaser to be merged with and into the Company (the "Merger"). At the effective time of the Merger (the "Effective Time"), except for (i) shares of Common Stock which are held by any wholly owned subsidiary of the Company, or which are held by Parent or the Purchaser or any of their subsidiaries, all of which shall be canceled and none of which shall receive any payment with respect thereto and (ii) shares of Common Stock held by certain management shareholders each of which shall be converted into the right to receive 5.625 shares of common stock of Parent and $11.25 in principal amount of subordinated notes of Parent, each share of Common Stock issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the Holder, forthwith cease to exist and be converted into and represent the right to receive an amount in cash equal to $22.50, without interest thereon. The Merger Agreement is more fully described in "SPECIAL FACTORS--Merger Agreement" of the Offer to Purchase.

     In connection with the Merger Agreement, certain members of the Company's management, including John G. Wampler, the Company's Chief Executive Officer, (the "Management Shareholders") have agreed that their shares of Common Stock will be exchanged for shares of common stock and subordinated debt of Parent as part of the Merger. The Management Shareholders will not tender the shares of Common Stock owned by them and have agreed to vote all such shares in favor of the Merger Agreement and the transactions contemplated thereby and against any competing offer.

     The Board of Directors of the Company, based on the unanimous recommendation of a special committee of independent directors, unanimously approved the Merger Agreement, the Offer and the Merger, determined that the Offer and the Merger of the Purchaser with and into the Company is fair to, and in the best interests of, the holders of shares of Common Stock (the "Holders") (other than Management Shareholders) and recommends that the Holders accept the Offer and tender their shares pursuant to the Offer.

     Tendering Holders whose shares of Common Stock are registered in their own name and who tender directly to First Union National Bank, as Depositary (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Common Stock pursuant to the Offer.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) shares of Common Stock validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares of Common Stock. On the terms and subject to the conditions of the Offer, payment for shares of Common Stock accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose shares of Common Stock have been accepted for payment. In all cases, payment for shares of Common Stock purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such shares of Common Stock or timely confirmation of a book-entry transfer of such shares of Common Stock into the Depositary's account at the Book-Entry Transfer Facility (as defined in "THE TENDER OFFER--Acceptance for Payment and Payment for Shares of Common Stock" of the Offer to Purchase), pursuant to the procedures set forth in "THE TENDER OFFER--Procedures for Tendering Shares of Common Stock" of the Offer to Purchase, (ii) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined in "THE TENDER OFFER--Acceptance for Payment and Payment for Shares of Common Stock" of the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions of the Letter of Transmittal and the Offer to Purchase. Under no circumstances will interest on the purchase price for shares of Common Stock be paid to the Purchaser, regardless of any delay in making such payment or extension of the Expiration Date (as defined below).

     The term "Expiration Date" shall mean 12:00 midnight, New York City time, on Friday, May 5, 2000, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement and to the applicable rules and regulations of the Commission and to applicable law, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in "THE TENDER OFFER--Conditions of the Offer" of the Offer to Purchase, by giving notice of such extension to the Depositary and by making a public announcement thereof.

     Subject to the provisions of the Merger Agreement, applicable rules and regulations of the Commission and to applicable law, the obligation of the Purchaser to accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in "THE TENDER OFFER--Conditions of the Offer" of the Offer to Purchase, any of which, other than the Minimum Condition, may be waived by Parent or the Purchaser in their sole discretion. The Purchaser reserves the right to modify the terms of the Offer provided that, without the prior written consent of the Company, the Purchaser will not (i) waive the Minimum Condition,(ii) reduce the number of shares of Common Stock subject to the Offer, (iii) reduce the Offer Price, (iv) change the form of consideration payable in the Offer, (v) amend or add any condition of the Offer in any manner that would adversely affect the Holders or (vi) extend the expiration date of the Offer beyond May 5, 2000, except as required by law and except that Parent and the Purchaser shall have the right, in their sole discretion, (A) to extend the expiration date of the Offer for up to ten (10) business days after the initial Expiration Date if as of that date there shall not have been tendered a number of shares of Common Stock that, when added to the number of shares of Common Stock subject to the Voting Agreement (as defined in the Merger Agreement), with the Management Shareholders constitute at least ninety percent (90%) of the outstanding shares of Common Stock, (B) to elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act or (C) to extend the expiration date of the Offer from time to time for a period of up to 20 days, but in no event later than July 29, 2000, if the conditions set forth in "THE TENDER OFFER--Conditions of the Offer" of the Offer to Purchase are not satisfied.

     During any such extension, all shares of Common Stock previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering Holder to withdraw its shares of Common Stock. Any such extension, delay, termination, waiver or amendment will be followed, as promptly as practicable, by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-l under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement.

     Except as otherwise provided below, tenders of shares of Common Stock made pursuant to the Offer are irrevocable. Shares of Common Stock tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 5, 2000, or at such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn, and the name of the registered holder of the shares of Common Stock, if different from that of the person who tendered such shares of Common Stock. If certificates evidencing shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in "THE TENDER OFFER--Procedures For Tendering Shares of Common Stock" of the Offer to Purchase), unless such shares of Common Stock have been tendered for the account of an Eligible Institution. Shares of Common Stock tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER OFFER--Procedures For Tendering Shares of Common Stock" of the Offer to Purchase may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Common Stock and must otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals of tendered shares of Common Stock may not be rescinded without the Purchaser's consent, and any Shares of Common Stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any shares of Common Stock properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in "THE TENDER OFFER--Procedures For Tendering Shares of Common Stock" of the Offer to Purchase.

     The information required to be disclosed by paragraph (e)(l) of Rule 13e-3 and paragraph (d)(1) of Rule 14d-6 under the Exchange Act, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings in respect of the shares of Common Stock for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other relevant materials to Holders. The Offer to Purchase, the Letter of Transmittal and any other relevant materials will be mailed to record holders of shares of Common Stock whose names appear on the Company's list of holders of the shares of Common Stock and will be furnished, for subsequent transmittal to beneficial owners of shares of Common Stock, to brokers, dealers, commercial banks, trust companies and similar persons whose names or the names of whose nominees, appear on the Company's list of holders of the shares of Common Stock, or, where applicable, who are listed as participants in a clearing agency's security position listing.

     The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

     Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent as set forth below.

                    The Information Agent for the Offer is:
                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                               New York, NY 10022
                          Call Collect (212) 754-8000
                 Banks and Brokerage Firms Call: (800) 662-5200

                    Shareholders Please Call: (800) 566-9061

April 7, 2000